UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report – May 7, 2009

(Date of earliest event reported)

QUESTAR CORPORATION

(Exact name of registrant as specified in its charter)

STATE OF UTAH	001-08796	87-0407509
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

180 East 100 South Street, P.O. Box 45433 Salt Lake City, Utah 84145-0433

(Address of principal executive offices)

Registrant's telephone number, including area code (801) 324-5699

                                  Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17

       CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17

       CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Company entered into an employment agreement, effective May 7, 2009, with Richard J. Doleshek. The material terms of the Agreement provide that Mr. Doleshek will: (1) receive an annual prorated base salary of $450,000; (2) be eligible to receive an annual bonus for 2009 performance when other officers receive a bonus under 2009 AMIP or AMIP II. That bonus will be tied to the same objectives and performance goals as set forth under AMIP and AMIP II with a target of 90% of his base salary, provided that in 2009 only, his AMIP bonus shall not be less than $400,000. He will not receive a bonus if his employment is terminated pursuant to one of the circumstances set forth in his employment agreement; (3) receive an option to purchase 100,000 shares of the Company’s common stock that will vest in its entirety on May 7, 2012, if he is still employed by the Company; (4) receive 60,000 shares of the Company’s restricted stock that will vest in equal parts on the first, second and third anniversary dates of his employment with the Company; (5) be nominated to participate in the Company’s Deferred Compensation Wrap Plan and Executive Severance Compensation Plan; and (6) receive certain designated compensation in the event of termination. The term of employment begins on May 7, 2009, and ends three years after that date, provided that on the second anniversary of the agreement, and on each subsequent anniversary, the employment period will be automatically extended for one year unless either Mr. Doleshek or the Board provides the required notice to the contrary.

The restricted stock and option agreements were attached to an 8-K filed on February 17, 2009, as exhibits 99.1 and 99.5, respectively.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QUESTAR CORPORATION

   (Registrant)

May 13, 2009

/s/ Keith O. Rattie

Keith O. Rattie

Chairman, President and

Chief Executive Officer

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